Exhibit 5.1

June 3, 2021

Brooklyn ImmunoTherapeutics, Inc.
140 58th Street, Building A, Suite 2100
Brooklyn, New York 11220

Ladies and Gentlemen:

We are counsel to Brooklyn ImmunoTherapeutics, Inc., a Delaware corporation (the “Company”), and we have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 8,093,972 shares (the “Shares”) of the Company’s common stock, $0.005 par value per share (“Common Stock”), consisting of (a) 3,368,804 shares authorized for issuance under the Company’s 2020 Stock Incentive Plan (the “Incentive Plan”), (b) 1,500,000 shares authorized for issuance under the Company’s 2021 Inducement Stock Incentive Plan (the “Inducement Plan”), and (c) 3,225,168 shares authorized for issuance under the Company’s Executive Employment Agreement dated as of April 1, 2021 with Howard J. Federoff (the “Employment Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S‑K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined and relied on (i) a signed copy of the Registration Statement, (ii) the Incentive Plan, (iii) the Inducement Plan, (iv) a signed copy of the Employment Agreement, (v) the Restated Certificate of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, each as currently in effect, (vi) the Company’s stock ledger, and (v) the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including the accuracy and completeness of each document furnished to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of all such originals, the legal competence of all signatories to such documents, and the genuineness of all signatures. In rendering our opinion below, we also have assumed that (a) the Company will have sufficient authorized and unissued or treasury shares of Common Stock at the time of issuance of the Shares, (b) all Shares will be evidenced by certificates or the Company’s Board of Directors will have adopted a resolution providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (c) the issuance of the Shares will be duly noted in the Company’s stock ledger upon issuance, and (d) the Company will receive consideration for each of the Shares at least equal to the par value of such share of Common Stock and in the amount required by the Incentive Plan, the Inducement Plan or the Employment Agreement, as applicable. We have not verified any of those assumptions.

K&L GATES LLP
STATE STREET FINANCIAL CENTER   ONE LINCOLN STREET   BOSTON   MA 02111
T +1 617 261 3100  F +1 617 261 3175  klgates.com

K&L Gates LLP
June 3, 2021

Our opinion is limited to the DGCL.  The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance and that the Shares, when issued in accordance with the terms of the Incentive Plan, the Inducement Plan or the Employment Agreement, as applicable, will be validly issued, fully paid and nonassessable.

Our opinion is subject to the effects of general principles of equity, whether considered in a proceeding at law or equity.

We are furnishing this opinion letter to you solely in connection with the Registration Statement.  You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 6.01(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm wherever appearing in the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP